[GRAPHIC OMITTED]    Credit Authorization Agreement

NBD Bank (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and individually, as designated below) to Ideal Instruments, Inc., a Michigan Corporation (the "Borrower"), whose address is 9355 West Bryon Street, Schiller Park, Illinois 60176, subject to the terms and conditions set forth in this agreement.

 1     Credit Facilities.

            1 Uncommitted Credit Authorizations. The Bank has approved the uncommitted credit authorizations listed below (collectively, the "Credit Authorizations," and individually, as designated below) subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. Disbursements under the Credit Authorizations are solely at the Bank's discretion. Any disbursement on one or more occasions shall not commit the Bank to make any subsequent disbursement.


                A. Facility A. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $_________ in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes"). The proceeds of Facility A shall be used for the following purpose: ___________. Facility A shall expire on ________ unless earlier withdrawn.

           [X]  B.   Facility B (Including Letters of Credit). The Bank has
                     approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed
                     $1,000,000.00 in the aggregate at any one time outstanding ("Facility B"). Facility B shall include the issuance of commercial letters of credit not exceeding
                     $150,000.00 in the aggregate at any one time outstanding, expiring not later than March 31, 1999 (the
                     "Letters of Credit"). Each Letter of Credit shall be in form acceptable to the Bank and shall bear a fee of ____% per year of the face amount of each standby Letter of Credit plus an issuance fee of $150,000.00 upon issuance of each Letter of Credit. Credit under Facility B shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently
                     (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes") or by issuance of a Letter of Credit upon completion of an application acceptable to the Bank. The proceeds of Facility B shall be used for the following purpose: working capital.
                     Facility B shall expire on September 30, 1998 unless earlier withdrawn.

                C. Facility C (Purchase Money Term Loans). The Bank has approved an uncommitted credit authorization to the Borrower in the principal sum not to exceed $_____ in the aggregate at any one time outstanding ("Facility C"). Facility C shall be in the form of loans evidenced by the Borrower's notes on the Bank's form (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes"), the proceeds of which shall be used to purchase the following equipment _______. Interest on each loan shall accrue at a rate to be agreed upon by the Bank and the Borrower at the time the loan is made. The maturity of each note shall not exceed ____ months from the note date. Notwithstanding the aggregate amount of Facility C stated above, the original principal amount of each loan shall not exceed the lesser of ____% of the cost of the equipment purchased with loan proceeds or $_____. Facility C shall expire ____ on unless earlier withdrawn.

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           1.2  Term Loans. The Bank agrees to extend credit to the Borrower in the form of term loan(s) (whether one or more, the "Term Loans") in the principal sum(s) of ______, respectively, bearing interest and payable as set forth in the Term Note(s) executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes"). The proceeds of the Term Loans shall be used for the following purpose:
                ______.


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2.0        Conditions Precedent.

           2.1 Conditions Precedent to Initial Extension of Credit. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

                A. Loan Documents. The Notes, and if applicable, the letter of credit applications, the security agreement, financing statements, mortgage, guaranties, subordination agreements and any other loan documents which the Bank may reasonably require to give effect to the transactions described by this agreement;

                B. Evidence of Due Organization and Good Standing. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement; and

                C. Evidence of Authority to Enter into Loan Documents. Evidence satisfactory to the Bank that (i) each party to this agreement or any other loan document required by this agreement is authorized to enter into the transactions described by this agreement and the other loan documents, and (ii) the person signing on behalf of each party is authorized to do so.

           2.2 Conditions Precedent to Each Extension of Credit. Before any extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the following conditions shall have been satisfied:

                A. Representations. The Representations contained in this agreement shall be true on and as of the date of the extension of credit;

                B. No Event of Acceleration. No event of acceleration shall have occurred and be continuing or would result from the extension of credit;

                C. Continued Satisfaction. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

                D. Additional Approvals, Opinions, and Documents. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

3.0        Borrowing Base/Annual Pay Down.

            1 Borrowing Base. Notwithstanding any other provision of this agreement, the aggregate principal amount outstanding at any one time under Facility B shall not exceed the lesser of the Borrowing Base or $1,000,000.00. Borrowing Base means:

                A. 80% of the Borrower's domestic trade accounts receivable in which the Bank has a perfected, first priority security interest, excluding accounts more than 90 days past due from the date of invoice, accounts subject to offset or defense, government, bonded, affiliate, and accounts otherwise unacceptable to the Bank, plus 50% of foreign trade accounts receivable backed by commercial letters of credit acceptable to Bank, plus

                B. Inventory of the Borrower in which the Bank has a perfected first priority security interest, valued at the lower of cost or market but not exceeding $700,000.00 in the aggregate, as follows:

                     (1) 50% of raw material inventory; and (2) 50% of work-in-process inventory; and (3) 50% of finished goods inventory, plus


4.0        Fees and Expenses.

           4.1 Fees. Upon execution of this agreement, or as set forth below, the Borrower shall pay the Bank the following fees, all of which the Borrower acknowledges have been earned by the Bank: ___________.


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           4.2  Out-of-Pocket Expenses. The Borrower shall reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

5.0        Security.

           5.1 Payment of the borrowings under the Credit Facilities shall be secured by a first security interest and/or real estate mortgage, as the case may be, covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):


           [X] A. Accounts Receivable. All of the Borrower's accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Michigan Uniform Commercial Code), rights to refunds of taxes paid at any time to any governmental entity, and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

           [X]  B.   Inventory. All of the Borrower's inventory, wherever
                     located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

           [X]  C.   Equipment. All of the Borrower's equipment, wherever
                     located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

           5.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

           5.3 Additional Collateral/Setoff. To further secure payment of the borrowings under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity) and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the borrowings under the Credit Facilities, in whole or partial payment of such borrowings or other present or future liabilities, without any requirement of mutual maturity.

           5.4 Cross Lien. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit Facilities.

[X] 6.0 Guaranties. Payment of the Borrower's liabilities under the Credit Facilities shall be guaranteed by Neogen Corporation, by execution of the Bank's form of guaranty agreement. The liability of the guarantors, if more than one, shall be joint and several.

[X] 7.0 Subordination. The Credit Facilities shall be supported by the subordination of debt owing from the Borrower to Neogen Corporation, including without limitation debt owing in the amount of $1,000,000.00, in manner and by agreement satisfactory to the Bank.

8.0 Affirmative Covenants. So long as any debt remains outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

           8.1 Insurance. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

           8.2 Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment



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

           8.3 Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank. The Bank retains the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

           8.4  Notice. Give prompt notice to the Bank of the occurrence of
                (i) any Event of Acceleration, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

           8.5 Collateral Audits. Permit the Bank or its agents to perform audits of the Collateral. The Borrower shall compensate the Bank for such audits in accordance with the Bank's schedule of fees as amended from time to time.

           8.6  Management. Maintain  _____ as ____.

           8.7 Financial Reports. Furnish to the Bank whatever information, books, and records the Bank may reasonably request, including at a minimum: If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.


           [X]    A. Within 20 days after each quarterly period, a balance
                     sheet as of the end of that period and statements of income, cash flows, and retained earnings from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

           [X]    B. Within 120 days after, and as of the end of, each of
                     its fiscal years, a detailed financial statement including a balance sheet and statements of income, retained earnings, and cash flows.

           [X]    C. Within 20 days after and as of the end of each calendar quarter, the following lists, each certified as correct by one of its authorized agents: [X] (1) a list of accounts receivable, aged from date of invoice; [ ] (2) a list of accounts payable, aged from date of receipt; [X] (3) a list of inventory, valued at the lower of cost or market.

                D. Within ___ days after and as of the end of each calendar year, the signed personal financial statement of ____.

                 E Within five (5) days after filing, a signed copy of the annual tax return, with exhibits, of _____.
                 F Within 120 days after, and as of the end of, each of its fiscal years, a detailed audit of Neogen Corporation certified by an independent certified public accountant of recognized standing.


9.0        Negative Covenants.

           9.1 Definitions. As used in this agreement, the following terms shall have the following respective meanings:

                A. "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

                B. "Tangible Net Worth" means total assets less intangible assets, total liabilities, and all sums owing from stockholders, members, or partners, as the case may be, and from officers, managers, and directors. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

           9.2 Unless otherwise noted, the financial requirements set forth in this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

           9.3 Without the written consent of the Bank, so long as any debt remains outstanding under the Credit Facilities, the Borrower shall not: (where appropriate, covenants apply on a consolidated basis)


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                A.   Dividends. Acquire or retire any of its shares of
                     capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock or percentage ownership interests, except dividends payable in its capital stock and dividends payable to "Subchapter S" corporation shareholders and distributions payable to LLC members in amounts sufficient to pay the shareholders' or members' income tax obligations related to the Borrower's taxable income.

                B. Sale of Shares. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares or securities.

                C. Debt. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of borrowings under the Credit Facilities. For purposes of this covenant, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.

                D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

                E. Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being contested in good faith.

                F. Advances and Investments. Purchase or acquire any securities of, or make any loans or advances to, or investments in, any person, firm or corporation, except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

                G. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

                H. Working Capital. Permit the difference between its current assets [less all sums owing from stockholders, member or partners, as the case may be, and officers, managers and directors] and current liabilities [plus all sums (other than Subordinated Debt) owing to stockholders, members or partners, as the case may be, and officers, managers and directors] to be less than $_____.

                I. Tangible Net Worth [Plus Subordinated Debt]. Permit its Tangible Net Worth [plus Subordinated Debt] to be less than $875,000.00.

                J. Current Ratio. Permit the ratio of its current assets to its current liabilities to be less than ____ to 1.00.

                K. Leverage Ratio. Permit the ratio of its total liabilities to its Tangible Net Worth [plus Subordinated Debt] to exceed _____ to 1.00.

                L. Fixed Assets. Expend for, contract for, lease, rent, or otherwise acquire fixed assets, if the expense to the Borrower and all subsidiaries, if any, shall exceed $_____ in the aggregate in any one fiscal year.

                M. Leases. Contract for or assume in any manner lease obligations if the aggregate of all payments shall exceed $ in any one fiscal year.

                N. Compensation. Pay, or award compensation of any kind, in any one fiscal year, to exceeding ___________

10.0 Representations by Borrower. Each Borrower represents that: (a) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose do not violate any law, conflict with any agreement by which the Borrower is bound, or require the consent or approval of any governmental authority or other third party; (b) this agreement and the Notes are valid and binding agreements, enforceable in accordance with their terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly


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

           reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

11.0       Acceleration.

           11.1 Events of Acceleration. If any of the following events occurs, the Credit Facilities shall terminate and all borrowings under them shall be due immediately, without notice, at the Bank's option, whether or not the Bank has made demand.

                  A.    The Borrower or any guarantor of any of the Credit
                        Facilities or the Notes ("Guarantor") fails to pay
                        when due any amount payable under the Credit
                        Facilities or under any agreement or instrument
                        evidencing debt to any creditor;
                  B.    The Borrower or any Guarantor (a) fails to observe or
                        perform any other term of this agreement or the
                        Notes; (b) makes any materially incorrect or
                        misleading representation, warranty, or certificate
                        to the Bank; (c) makes any materially incorrect or
                        misleading representation in any financial statement
                        or other information delivered to the Bank; or (d)
                        defaults under the terms of any agreement or
                        instrument relating to any debt for borrowed money
                        (other than borrowings under the Credit Facilities)
                        such that the creditor declares the debt due before
                        its maturity;
                  C.    There is a default under the terms of any loan
                        agreement, mortgage, security agreement or any other
                        document executed as part of the Credit Facilities,
                        or any guaranty of the borrowings under the Credit
                        Facilities becomes unenforceable in whole or in part,
                        or any Guarantor fails to promptly perform under its
                        guaranty;
                  D.    A "reportable event" (as defined in the Employee
                        Retirement Income Security Act of 1974 as amended)
                        occurs that would permit the Pension Benefit Guaranty
                        Corporation to terminate any employee benefit plan of
                        the Borrower or any affiliate of the Borrower;
                  E.    The Borrower or any Guarantor becomes insolvent or
                        unable to pay its debts as they become due;
                  F.    The Borrower or any Guarantor (a) makes an assignment
                        for the benefit of creditors; (b) consents to the
                        appointment of a custodian, receiver or trustee for
                        it or for a substantial part of its assets; or (c)
                        commences any proceeding under any bankruptcy,
                        reorganization, liquidation or similar laws of any
                        jurisdiction;
                  G.    A custodian, receiver or trustee is appointed for the
                        Borrower or any Guarantor or for a substantial part
                        of its assets without its consent and is not removed
                        within 60 days after such appointment;
                  H.    Proceedings are commenced against the Borrower or any
                        Guarantor under any bankruptcy, reorganization,
                        liquidation, or similar laws of any jurisdiction, and
                        such proceedings remain undismissed for 60 days after
                        commencement; or the Borrower or Guarantor consents
                        to the commencement of such proceedings;
                  I.    Any judgment is entered against the Borrower or any
                        Guarantor,  or any  attachment,  levy or garnishment
                        is issued against any property of the Borrower or any
                        Guarantor;
                  J.    The Borrower or any Guarantor dies;
                  K.    The Borrower or any Guarantor, without the Bank's
                        written consent, (a) is dissolved, (b) merges or
                        consolidates with any third party, (c) leases, sells
                        or otherwise conveys a material part of its assets or
                        business outside the ordinary course of business, (d)
                        leases, purchases, or otherwise acquires a material
                        part of the assets of any other corporation or
                        business entity, except in the ordinary course of
                        business, or (e) agrees to do any of the foregoing,
                        (notwithstanding the foregoing, any subsidiary may
                        merge or consolidate with any other subsidiary, or
                        with the Borrower, so long as the Borrower is the
                        survivor);
                  L.    The loan-to-value ratio of any pledged securities at
                        any time exceeds ___%, and such excess continues for
                        five (5) days after notice from the Bank to the
                        Borrower;
                  M.    There is a substantial change in the existing or
                        prospective financial condition of the Borrower or
                        any Guarantor which the Bank in good faith determines
                        to be materially adverse; or
                   N    The Bank in good faith shall deem itself insecure.


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           11.2   Remedies. If the borrowings under the Credit Facilities are not paid at maturity, whether by demand, acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's in-house or outside counsel). These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

12.0       Miscellaneous.

           12.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, or like overnight courier service or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

           12.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

           12.3 This agreement, the Notes, and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

           12.4 The Borrower, if more than one, shall be jointly and severally liable.

           12.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

           12.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

13.0 Waiver of Jury Trial. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

Executed by the parties on:  January 13, 1998.


                                            Borrower:

NBD Bank                                    Ideal Instruments, Inc.

By:_________________________________        By:______________________________
   Thomas E. Grabitz, Vice President           James L. Herbert, President/CEO

                                            By:______________________________
                                               Lon M. Bohannon, Treasurer



Address for Notices:                          Address for Notices:

620 South Capitol Avenue                      620 Lesher Place
Lansing, MI  48933                            Lansing, MI  48912-1509


Fax/Telex No. (517) 487-1029                  Fax/Telex No.  (517) 372-2006
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